Exhibit 99.1

NEWS RELEASE Dayton, OH July 26, 2005

MTC Technologies, Inc.

4032 Linden Ave

Dayton, OH 45432

www.mtctechnologies.com

FOR IMMEDIATE RELEASE

TUESDAY, JULY 26, 2005

MTC TECHNOLOGIES, INC. REPORTS QUARTERLY RECORDS FOR

REVENUE AND OPERATING INCOME

Record 2nd Quarter Revenue Nearly $90 Million

DAYTON, OH, July 26 – MTC Technologies, Inc. (Nasdaq: MTCT), a provider of system engineering, technical and management services to the federal government, today reported results for the quarter ended June 30, 2005.

Quarterly Financial Highlights (2nd quarter ‘05 compared to 2nd quarter ‘04):

•	Revenues increased 43.0% to $89.7 million, an increase of $27.0 million

•	Organic revenue growth was approximately 11% for the 2nd quarter of 2005

•	Gross profit increased 50% to $14.7 million, an increase of $4.9 million

•	Operating income increased 39.6% to $9.2 million, an increase of $2.6 million

•	Net income increased 23.2% to $5.1 million, an increase of $1.0 million

•	EBITDA increased 53.5% to $11.0 million, an increase of $3.8 million

•	Diluted earnings per share were $0.32 for the 2nd quarter of 2005 compared to diluted earnings per share of $0.27 for the 2nd quarter of 2004, an 18.5% increase.

•	Cash flow from operating activities was $3.4 million, an increase of $1.6 million

•	Funded backlog was approximately $281 million at June 30, 2005 versus $204 million at June 30, 2004

Raj Soin, Founder and Chairman of the Board, noted, “The Board of Directors is extremely pleased with our management team’s 2005, second quarter accomplishment. The achievement of another consecutive quarterly record in revenue and operating results is especially notable.”

Record 2nd Quarter Results:

Record revenues of $89.7 million for the quarter ended June 30, 2005, reflected a 43.0% increase over the $62.7 million recorded in the same period of 2004. Revenue from businesses acquired in the prior twelve months accounted for $20.1 million of the increase in revenue. Organic revenue growth was also strong, with non-System Support division revenues growing approximately 18% and total organic growth of approximately 11% or $6.9 million. The System Support division’s revenue primarily consists of revenue from the Flexible Acquisition and Sustainment Tool (FAST) contract. The FAST contract revenues were down year-over-year approximately $2.6 million, reflecting variations in customer delivery patterns.

Gross profit of $14.7 million for the quarter ended June 30, 2005, increased 49.6% or $4.9 million over the $9.8 million recorded in the same period of 2004. Gross profit as a percentage of revenue increased to 16.4% from 15.7% in the same period of 2004. This increase as a percentage of revenue was primarily attributable to the acquisitions made in first quarter of 2005 and also reflects changes in business mix.

Operating income for the quarter ended June 30, 2005 increased 39.6% to $9.2 million, compared to $6.6 million recorded in the quarter ended June 30, 2004. The increase primarily reflects the increased gross profit, partially offset by higher general and administrative expenses and acquisition-related intangible asset amortization.

Net income for the quarter ended June 30, 2005 was $5.1 million, a 23.2% increase over second quarter 2004 net income of $4.2 million. This increase primarily reflects the increased operating income, partially offset by the net interest expense recognized during the second quarter of 2005. EBITDA of $11.0 million was 12.3% of revenue for the quarter ended June 30, 2005, which was a 53.5% increase over the $7.2 million, or 11.5% of revenue, reported in the same period of 2004. Fully diluted earnings per share for the second quarter of 2005 were $0.32 compared to fully diluted earnings per share of $0.27 for the second quarter of 2004.

Year-to-date June 30, 2005 Highlights:

Revenues for the six months ended June 30, 2005 increased 42.8% to $175.0 million, an increase of $52.4 million over revenue of $122.5 million from the same period in 2004. Organic growth of approximately 14% amounted to $17.4 million of the $52.4 million increase in revenues. Gross profit for the six months ended June 30, 2005 increased 48.6% to $28.5 million, an increase of $9.3 million over the same period in 2004. Gross profit as a percentage of revenue increased to 16.3% from 15.6% in the same period of 2004, primarily attributable to the acquisitions made in first quarter of 2005 and changes in business mix. Operating income of $18.2 million for the six months ended June 30, 2005 increased 41.8% from the operating income of $12.8 million recorded during the same period in 2004.

Net income for the six months ended June 30, 2005 was $10.3 million, a $2.3 million increase over net income of $8.0 million for the same period in 2004. Fully diluted earnings per share for the six months ended June 30, 2005 were $0.65 compared to fully diluted earnings per share of $0.53 for the six months ended June 30, 2004.

Cash flow from operations for the six months ended June 30, 2005 was a robust $14.3 million as Days Sales Outstanding of Accounts Receivables were reduced from 89 days at December 31, 2004 to 76 days at June 30, 2005.

David Gutridge, Chief Executive Officer of MTC noted, “This was a very good quarter for us not only in terms of operating results but also in terms of some significant contract wins. And the dollar value of our bids outstanding awaiting government evaluation is the highest in the history of our company. While this is certainly due to the superb efforts of our operations and business development teams, it is also the result of a fairly broad based lengthening of the contract award process.”

Company Guidance:

The on-going global war on terror and other factors are causing delays in the bidding/award process and are affecting funding availability and the availability of assets to be repaired or upgraded. In recognition of these new market realities, the company has reduced its guidance for the full year 2005.

Michael Gearhardt, Chief Financial Officer, commented on the 3rd quarter guidance and the revised 2005 full year guidance, “The reduction is primarily the result of business being pushed out to 2006 at our OnBoard Software, Inc. (“OBS”) and Manufacturing Technology, Inc. (MTI) operations. Achievement of the midpoint of the revised guidance would result in full year and 3rd quarter organic revenue growth of about 20% and 19%, respectively, which is at the upper end of our stated organic growth target of 15-20%. In addition, achievement of the mid-point of our annual guidance would result in a 42% increase in EBITDA.”

The table below summarizes the guidance ranges for the third quarter of 2005 and full year 2005.

All amounts except earnings per share in thousands
	Revenue	Net Income	Earnings per Share	Est. Avg. Share
Third Quarter 2005	$96,200-$101,200	$5,050 -$5,550	$0.32 - $0.35 – Basic $0.32 - $0.35 – Diluted	15,750 15,800

Full Year 2005	$384,900 -$394,900	$20,900 -$22,450	$1.33 - $1.43 – Basic $1.32 - $1.42 – Diluted	15,750 15,850

2nd Quarter Earnings Conference Call:

The Company will conduct a conference call today at 10:00 a.m. EST to discuss its second quarter 2005 results. To obtain the dial-in number, please call our Director of Investor Relations at 937-252-9199. To access the webcast of today’s call, please go to www.mtctechnologies.com. Internet participants should go to the website at least 15 minutes early to register, download and install any necessary audio software. A replay of the call will remain available through the site for 15 days.

MTC, through its wholly owned subsidiaries, provides systems engineering, information technology, intelligence, and program management services to the federal government. Cited by BusinessWeek as the 11th fastest growing small company in the United States, by Forbes as 23rd of America’s 200 best small businesses, by Washington Technology as 59th in revenue growth among the “Top 100” of IT Federal Prime Contractors, and ranked 2nd by Aviation Week & Space Technology as the “Top Performing Small Company,” MTC employs approximately 2,700 people in more than 40 locations. The company was founded in 1984 and is headquartered in Dayton, Ohio.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release that are not present or historical fact, such as statements regarding MTC’s plans and financial performance, including the results from MTC’s acquisition of Manufacturing Technology, Inc. and OnBoard Software, Inc. are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, forward-looking statements. These risks and uncertainties include: risks related to the growth of our FAST program, including strains on resources and decreases in operating margins; federal government audits and cost adjustments; differences between authorized amounts and amounts received by us under government contracts; government customers’ failure to exercise options under contracts; changes in federal government (or other applicable) procurement laws, regulations, policies and budgets; our ability to attract and retain qualified personnel; our ability to retain contracts during re-bidding processes; pricing pressures; undertaking acquisitions that might increase our costs or liabilities or be disruptive; integration of acquisitions, including Manufacturing Technology, Inc. and OnBoard Software, Inc.; and changes in general economic and business conditions. For more information concerning these risks and uncertainties, see the Securities and Exchange Commission filings for MTC. These statements reflect the Company’s current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this release are likely to cause these statements to become outdated with the passage of time, and we specifically disclaim any obligation to update these statements.

Selected detailed financial information follows. For further information on MTC, visit the website at www.mtctechnologies.com.

Selected Balance Sheet Data:

(in thousands):

	June 30, 2005	December 31, 2004
Current assets	$90,674	$114,697
Current liabilities	39,628	43,729
Working capital	51,046	70,968
Cash	1,214	31,015
Accounts receivable	74,386	72,541
Total bank debt	62,100	—
Stockholders’ equity	160,433	147,161
Total assets	265,046	193,811

Days Sales Outstanding (DSO’s) in accounts receivable at June 30, 2005, December 31, 2004 and June 30, 2004 were 76, 89 and 76 days, respectively. The DSOs at June 30, 2005 include OnBoard and MTI. Excluding OnBoard Software, Inc. and Manufacturing Technology, Inc., MTC’s DSOs at June 30, 2005 would have been 79 days.

Reconciliation Between Net Income and EBITDA (in thousands):

	Three months ended June 30, 2005	Three months ended June 30, 2004	Six months ended June 30, 2005	Six months ended June 30, 2004
Net income	$5,121	$4,157	$10,298	$7,962
Income tax expense	3,358	2,641	6,752	5,131
Net interest expense (income)	725	(206)	1,110	(287)
Depreciation and amortization	1,807	582	3,370	1,165

EBITDA	$11,011	$7,174	$21,530	$13,971

EBITDA is equal to the sum of income before income taxes (less)/plus net interest (income)/expense, plus depreciation and amortization. The Company discloses EBITDA because a significant portion of the Company’s growth is from acquisitions, and management believes that EBITDA, which excludes intangible amortization relating to acquisitions, is a more comparable indicator of the Company’s performance from period to period and relative to its peers.

MTC Technologies, Inc.

Condensed Consolidated Statements of Income

(Dollars in Thousands Except Per Share and Share Data)

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
Revenue	$89,655	$62,679	$174,967	$122,547
Gross profit	14,706	9,832	28,476	19,166
General and administrative expenses	4,199	2,812	7,886	5,504
Intangible asset amortization	1,303	428	2,430	856
Operating income	9,204	6,592	18,160	12,806
Net interest (expense) income	(725)	206	(1,110)	287
Income before income tax expense	8,479	6,798	17,050	13,093
Income tax expense	3,358	2,641	6,752	5,131
Net income	$5,121	$4,157	$10,298	$7,962

Earnings per share:
Basic	$0.33	$0.27	$0.65	$0.53
Diluted	$0.32	$0.27	$0.65	$0.53

Weighted average common shares outstanding:
Basic	15,750,741	15,599,824	15,729,217	14,980,886
Diluted	15,810,313	15,635,883	15,788,147	15,020,892

FOR FURTHER INFORMATION, CONTACT:

Investor Relations & Media Contact:

Dan Bigelow, Director, Investor Relations & Corporate Communications

937-252-9199 or daniel.bigelow@mtctechnologies.com.

For Other Information Contact:

Michael Gearhardt, Chief Financial Officer

937-252-9199 or michael.gearhardt@mtctechnologies.com.